Exhibit 99.1

Cray Media: Nick Davis 206/701-2123 pr@cray.com	Investors: Paul Hiemstra 206/701-2044 ir@cray.com

CRAY INC. REPORTS STRONG FIRST QUARTER 2012 RESULTS

Company increases Revenue and Profit Outlook for 2012

Seattle, WA – April 26, 2012 – Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the first quarter ended March 31, 2012. Revenue for the quarter was $112.3 million compared to $39.9 million in the prior year period. The Company reported net income for the quarter of $5.0 million or $0.13 per share compared to a net loss of $1.5 million or ($0.04) per share in the first quarter of 2011.

Total gross profit margin for the first quarter of 2012 was 40% compared to 43% for the first quarter of 2011. For the first quarter of 2012, product margin was 40% and service margin was 41%.

Operating expenses for the first quarter of 2012 were $36.8 million compared to $18.1 million in the prior year period. First quarter 2011 operating expenses benefited from a $12 million R&D co-funding credit related to the Company’s DARPA contract. First quarter 2012 operating expenses were also higher than in 2011 due to increased investments in the Company’s new initiatives and higher incentive compensation. The first quarter of 2012 results included non-cash items of $2.0 million for depreciation and amortization and $1.2 million for stock compensation expense.

As of March 31, 2012, cash balances totaled $112.3 million compared to $54.2 million as of December 31, 2011.

“We had a strong first quarter led by a large acceptance at Oak Ridge National Laboratory,” said Peter Ungaro, president and CEO of Cray. “This week we also announced a significant agreement with Intel which substantially improves our growth and financial options. Our interconnect hardware program has been a strong part of our business for some time but as we look to the future we see more opportunities in other areas of differentiation — areas we also focus on currently. This transaction allows us to increase our focus on these technologies and to further expand on our commitment to drive growth from our core supercomputing business and our new initiatives in mid-range supercomputing, storage and big data. I’m also pleased to be increasing our revenue and profit outlook as we are off to a fast start to what I believe will be a banner year for the Company.”

2012 Outlook

While a wide range of results remains possible, the Company expects 2012 revenue to be in the range of $430-$450 million. For 2012, second quarter revenue is expected to be about $85 million and roughly 50% of the total revenue for the year is expected in the fourth quarter. Overall gross margins for the year are anticipated to be in the 35 percent range. With $22 million in expected co-funding credits for research and development and the anticipated incremental savings from the announced asset sale, total operating expenses are expected to be about $120 million. Based on this outlook, we expect to be solidly profitable for 2012.

The pending $140 million transaction with Intel does not impact the Company’s revenue and gross margin outlook.

The accounting treatment of our pending asset sale is being evaluated and will not be finalized until we release our second quarter 2012 financial results. Assuming the transaction closes as expected, we currently anticipate reporting a pre-tax gain of approximately $138 million in the second quarter of 2012 for this transaction. While the tax implications of the transaction are still being assessed, we expect cash taxes on the $140 million will ultimately be in the range of $10 million.

Given the Company’s accumulated net loss carryforwards, the anticipated cash taxes for the year on the Company’s total pre-tax income will ultimately be in the range of 5-8%.

Actual results for any future period are subject to large fluctuations given the nature of Cray’s business.

Recent Highlights

•	In April 2012, Cray entered into a definitive agreement to sell its interconnect hardware development program and related intellectual property to Intel Corporation for $140 million.

•	In April 2012, Cray announced the appointment of William C. Blake to the position of chief technology officer and senior vice president.

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During the first quarter, Cray was selected to deliver a large supercomputer and Sonexion storage subsystem to a commercial customer. The system is expected to be put into production during the second quarter of 2012.

•	In February 2012, Cray’s new YarcData division launched the uRiKA graph appliance, a purpose built solution for Big Data relationship analytics.

•	During the first quarter, Cray received acceptance on the first phase of the upgrade to the Jaguar system at Oak Ridge National Laboratory.

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During the first quarter, the University of Bergen in Norway installed one of Cray’s latest midrange supercomputing systems (also announced in the first quarter), upgrading a Cray XT4 supercomputer into a 200 teraflop Cray XE6m system.

Conference Call Information

Cray will host a conference call today, Thursday, April 26, 2012 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss its first quarter 2012 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1- 877-941-0844. International callers should dial 1- 480-629-9692. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325, international callers dial 1-303-590-3030, and entering the access code 4534729. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. PDT on Thursday, April 26, 2012.

About Cray Inc.

As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology is designed to enable scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results, the expected timing and consummation of the transaction with Intel, the expected benefits of the potential transaction with Intel, expected co-funding credits for research and development and its product development plans. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that the transaction is not consummated when expected, or at all, the risk that Cray is not able to realize the expected benefits of the transaction, the risk that Cray is not able to successfully complete its planned product development efforts within the planned timeframes or at all, the risk that planned updates to third-party processors, including NVIDIA’s next generation “Kepler” GPUs, are not available with the performance expected or when expected, the risk that Cray will continue to have further supply issues related to a key component and will not be able to secure components that meet Cray’s specifications in sufficient quantities on time, the risk that Cray will not be able to secure orders for Cray systems to be delivered and accepted in 2012 when or at the levels expected, the risk that the systems ordered by customers are not delivered when expected or do not perform as expected once delivered, the risk that customer acceptances are not received when expected or at all, the risk that Cray is not able to achieve and obtain acceptance of co-funded development milestones when or as expected or at all, the risk that Cray’s growth initiatives are not successful, the risk that Cray will not be able to expand and penetrate its addressable market as expected or at all, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in the Company’s annual report on Form 10-K for the period ended December 31, 2011, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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Cray is a registered trademark of Cray Inc. in the United States and other countries and Sonexion, YarcData, Urika, Cray XT4, and Cray XE6m are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
REVENUE:
Product	$95,977	$16,696
Service	16,330	23,171

Total revenue	112,307	39,867

COST OF REVENUE:
Cost of product revenue	57,550	11,317
Cost of service revenue	9,601	11,350

Total cost of revenue	67,151	22,667

Gross profit	45,156	17,200

OPERATING EXPENSES:
Research and development, net	23,750	6,456
Sales and marketing	7,873	6,356
General and administrative	5,130	4,137
Restructuring	0	1,118

Total operating expenses	36,753	18,067

Income (loss) from operations	8,403	(867)
Other income (expense), net	220	(543)
Interest income (expense), net	(1)	17

Income (loss) before income taxes	8,622	(1,393)
Income tax expense	(3,658)	(92)

Net income (loss)	$4,964	$(1,485)

Basic net income (loss) per common share	$0.14	$(0.04)
Diluted net income (loss) per common share	$0.13	$(0.04)

Basic weighted average shares	35,528	34,781
Diluted weighted average shares	36,906	34,781

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	115	135
Unrealized loss on cash flow hedges	(757)	(2,431)
Reclassification adjustments on cash flow hedges included in net income	(389)	1,016

Other comprehensive income (loss)	(1,031)	(1,280)
Comprehensive income (loss)	$3,933	$(2,765)

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$108,801	$50,411
Restricted cash	3,500	3,776
Accounts and other receivables, net	63,884	72,381
Inventory	121,199	97,881
Prepaid expenses and other current assets	9,835	12,932

Total current assets	307,219	237,381

Property and equipment, net	16,212	16,462
Service inventory, net	1,532	1,611
Deferred tax assets	12,565	13,352
Other non-current assets	13,674	14,293

TOTAL ASSETS	$351,202	$283,099

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$55,453	$38,328
Accrued payroll and related expenses	14,233	11,270
Other accrued liabilities	8,801	5,414
Deferred revenue	82,053	44,636

Total current liabilities	160,540	99,648

Long-term deferred revenue	15,401	14,184
Other non-current liabilities	2,556	2,453

TOTAL LIABILITIES	178,497	116,285

Shareholders’ equity:
Common stock and additional paid-in capital	566,106	564,148
Accumulated other comprehensive income	5,449	6,480
Accumulated deficit	(398,850)	(403,814)

TOTAL SHAREHOLDERS’ EQUITY	172,705	166,814

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$351,202	$283,099